Exhibit 99.1

Clean Energy Reports Revenue of $113.8 Million and 54.4 Million RNG Gallons Sold for the Fourth Quarter of 2022

NEWPORT BEACH, Calif. — (BUSINESS WIRE) — February 28, 2023 — Clean Energy Fuels Corp. (NASDAQ: CLNE) (“Clean Energy” or the “Company”) today announced its operating results for the fourth quarter of 2022 and year ended December 31, 2022.

Andrew J. Littlefair, Clean Energy’s President and Chief Executive Officer, stated: “We finished the year with another strong quarter of RNG deliveries with a 21% increase from the fourth quarter of 2021. We continue to execute on our growth plans around RNG supply and the build out of new stations to accommodate Amazon and other fleets. We addressed our near-term capital needs with a $150 million debt raise to support RNG growth and bridge us well into 2023 when our dairy projects and volumes at new stations are anticipated to add to our cash flow profile. Despite some formidable head winds around lower environmental credits prices and a spike in California natural gas prices during the fourth quarter we finished the year with solid financial results and a well-funded balance sheet.”

The Company sold 54.4 million gallons of renewable natural gas (“RNG”) in the fourth quarter of 2022, a 21.2% increase compared to the fourth quarter of 2021. For the year ended December 31, 2022, the Company sold 198.2 million gallons of RNG compared to 167.0 million gallons sold in the same period in 2021, an 18.7% increase.

The Company’s revenue for the fourth quarter of 2022 was $113.8 million, an increase of $21.9 million compared to $91.9 million in the fourth quarter of 2021. Revenue for the fourth quarter of 2022 was reduced by $8.8 million of non-cash stock-based sales incentive contra-revenue charges (“Amazon warrant charges”) related to the warrant issued to Amazon.com NV Investment Holdings LLC (the “Amazon warrant”), compared to Amazon warrant charges of $3.4 million in the fourth quarter of 2021. Revenue for the fourth quarter of 2022 also included an unrealized gain of $2.1 million on commodity swap and customer fueling contracts relating to the Company’s Zero Now truck financing program, compared to an unrealized loss of $1.3 million in the fourth quarter of 2021. The increase in revenue was principally the result of higher sales price of natural gas and an increase in the number of gallons sold and serviced, partially offset by lower average low carbon fuel standards (“LCFS”) credit prices and lower average renewable identification number (“RIN”) prices during the quarter. Alternative fuel excise tax credit (“AFTC”) revenue was $5.5 million in the fourth quarter of 2022, compared to AFTC revenue of $5.7 million in the fourth quarter of 2021. Station construction revenue increased by $3.4 million to $6.6 million for the fourth quarter of 2022, compared to $3.2 million for the fourth quarter of 2021, due to increased construction activities.

The Company’s revenue for the year ended December 31, 2022 was $420.2 million, an increase of $164.6 million compared to $255.6 million in the year ended December 31, 2021. Revenue for the year ended December 31, 2022 was reduced by $24.3 million of Amazon warrant charges, compared to Amazon warrant charges of $83.6 million in the year ended December 31, 2021. Revenue for the year ended December 31, 2022 also included an unrealized gain of $0.5 million on commodity swap and customer fueling contracts relating to the Company’s Zero Now truck financing program, compared to an unrealized loss of $3.5 million in the year ended December 31, 2021. The increase in revenue was principally the result of higher sales price of natural gas and an increase in the number of gallons sold and serviced, partially offset by lower average LCFS credit prices in 2022. Revenue for the year ended December 31, 2022 included AFTC revenue of $21.8 million, compared to AFTC revenue of $20.7 million in the year ended December 31, 2021. The increase in AFTC revenue was due to higher number of gallons of fuel sold. Station construction revenue increased by $5.9 million to $22.3 million for the year ended December 31, 2022, compared to $16.4 million for the year ended December 31, 2021, due to increased construction activities.

On a GAAP (as defined below) basis, net loss attributable to Clean Energy for the fourth quarter of 2022 was $(12.3) million, or $(0.06) per share, compared to $(2.4) million, or $(0.01) per share, for the fourth quarter of 2021. Compared to the fourth quarter of 2021, the fourth quarter of 2022 was positively affected by an unrealized gain on commodity swap and customer fueling contracts relating to the Company’s Zero Now truck financing program, offset by higher Amazon warrant charges, higher stock compensation expense, a loss on extinguishment of debt at our NG Advantage majority-controlled subsidiary, and higher depreciation expense associated with the removal of fueling station equipment from select Pilot Travel Centers LLC (“Pilot”) locations.

On a GAAP basis, net loss attributable to Clean Energy for the year ended December 31, 2022 was $(58.7) million, or $(0.26) per share, compared to $(93.1) million, or $(0.44) per share, for the year ended December 31, 2021. Compared to that of 2021, the year ended

December 31, 2022 was positively affected by lower Amazon warrant charges and an unrealized gain on commodity swap and customer fueling contracts relating to the Company’s Zero Now truck financing program, partially offset by higher stock compensation expense, costs associated with ramping up our RNG supply investments, losses on extinguishment of debt at our NG Advantage majority-controlled subsidiary, and higher depreciation expense associated with the removal of fueling station equipment from select Pilot locations.

Non-GAAP income (loss) per share and Adjusted EBITDA (each as defined below) for the fourth quarter of 2022 was $0.01 and $12.6 million, respectively. Non-GAAP income (loss) per share and Adjusted EBITDA for the fourth quarter of 2021 was $0.03 and $18.0 million, respectively.

Non-GAAP income (loss) per share and Adjusted EBITDA for the year ended December 31, 2022 was $0.01 and $50.0 million, respectively. Non-GAAP income (loss) per share and Adjusted EBITDA for the year ended December 31, 2021 was $0.04 and $57.0 million, respectively.

Non-GAAP income (loss) per share and Adjusted EBITDA are described below and reconciled to GAAP net income (loss) per share attributable to Clean Energy and GAAP net income (loss) attributable to Clean Energy, respectively.

Non-GAAP Financial Measures

To supplement the Company’s unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses non-GAAP financial measures that it calls non-GAAP income (loss) per share (“non-GAAP income (loss) per share”) and adjusted EBITDA (“Adjusted EBITDA”). Management presents non-GAAP income (loss) per share and Adjusted EBITDA because it believes these measures provide meaningful supplemental information about the Company’s performance, for the following reasons: (1) these measures allow for greater transparency with respect to key metrics used by management to assess the Company’s operating performance and make financial and operational decisions; (2) these measures exclude the effect of items that management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) these measures are used by institutional investors and the analyst community to help analyze the Company’s business. In future quarters, the Company may adjust for other expenditures, charges or gains to present non-GAAP financial measures that the Company’s management believes are indicative of the Company’s core operating performance.

Non-GAAP financial measures are limited as an analytical tool and should not be considered in isolation from, or as a substitute for, the Company’s GAAP results. The Company expects to continue reporting non-GAAP financial measures, adjusting for the items described below (and/or other items that may arise in the future as the Company’s management deems appropriate), and the Company expects to continue to incur expenses, charges or gains like the non-GAAP adjustments described below. Accordingly, unless expressly stated otherwise, the exclusion of these and other similar items in the presentation of non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent, or non-recurring. Non-GAAP income (loss) per share and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to GAAP income (loss), GAAP income (loss) per share or any other GAAP measure as an indicator of operating performance. Moreover, because not all companies use identical measures and calculations, the Company’s presentation of non-GAAP income (loss) per share and Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies.

Non-GAAP Income (Loss) Per Share

Non-GAAP income (loss) per share, which the Company presents as a non-GAAP measure of its performance, is defined as net income (loss) attributable to Clean Energy Fuels Corp., plus Amazon warrant charges, plus stock-based compensation expense, plus accelerated depreciation expense relating to the removal of fueling station equipment located on certain Pilot premises, plus (minus) loss (income) from the SAFE&CEC S.r.l. equity method investment, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments, the total of which is divided by the Company’s weighted-average common shares outstanding on a diluted basis. The Company’s management believes excluding non-cash expenses related to the Amazon warrant charges provides useful information to investors regarding the Company’s performance because the Amazon warrant charges are measured based upon a fair value determined using a variety of assumptions and estimates, and the Amazon warrant charges do not impact the Company’s operating cash flows related to the delivery and sale of vehicle fuel to its customer. The Company’s management believes excluding non-cash expenses related to stock-based compensation provides useful information to investors regarding the Company’s performance because of the varying available valuation methodologies, the volatility of the expense (which depends on market forces outside of management’s control), the subjectivity of the assumptions and the variety of award types that a company can use, which may obscure trends in a company’s core operating performance. The Company’s management believes excluding non-cash accelerated depreciation expense relating to the removal of fueling station equipment located on certain Pilot premises is helpful to investors because the expense is not part of or representative of the on-going operations of the Company and may reduce comparability or obscure trends in the Company’s operating performance. Similarly, the Company believes excluding the non-cash results from the SAFE&CEC S.r.l. equity method investment is useful to investors because these charges are not part of or representative of the core operations of the Company. In addition, the Company’s management believes excluding the non-cash loss (gain) from changes in the fair value of derivative instruments is useful to investors because the valuation of the derivative instruments is based on a number of subjective assumptions, the amount of the loss or gain is derived from market forces outside of management’s control, and the exclusion of these amounts enables investors to compare the Company’s performance with other companies that do not use, or use different forms of, derivative instruments.

The table below shows GAAP and non-GAAP income (loss) attributable to Clean Energy per share and also reconciles GAAP net income (loss) attributable to Clean Energy to the non-GAAP net income (loss) attributable to Clean Energy figure used in the calculation of non-GAAP income (loss) per share:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except share and per share data)	2021	2022	2021	2022
Net loss attributable to Clean Energy Fuels Corp.	$(2,376)	$(12,334)	$(93,146)	$(58,733)
Amazon warrant charges	3,404	8,802	83,641	24,302
Stock-based compensation	4,772	5,788	14,994	26,473
Accelerated depreciation expense associated with station equipment removal	—	1,818	—	10,584
Loss (income) from SAFE&CEC S.r.l. equity method investment	(620)	96	(598)	650
Loss (gain) from change in fair value of derivative instruments	1,250	(2,123)	3,490	(517)
Non-GAAP net income attributable to Clean Energy Fuels Corp.	$6,430	$2,047	$8,381	$2,759
Diluted weighted-average common shares outstanding	226,660,312	224,842,864	217,401,748	225,039,110
GAAP loss attributable to Clean Energy Fuels Corp. per share	$(0.01)	$(0.06)	$(0.44)	$(0.26)
Non-GAAP income attributable to Clean Energy Fuels Corp. per share	$0.03	$0.01	$0.04	$0.01

Adjusted EBITDA

Adjusted EBITDA, which the Company presents as a non-GAAP measure of its performance, is defined as net income (loss) attributable to Clean Energy Fuels Corp., plus (minus) income tax expense (benefit), plus interest expense (including any losses from the extinguishment of debt), minus interest income, plus depreciation and amortization expense, plus Amazon warrant charges, plus stock-based compensation expense, plus (minus) loss (income) from the SAFE&CEC S.r.l. equity method investment, and plus (minus) any loss (gain) from changes in the fair value of derivative instruments. The Company’s management believes Adjusted EBITDA provides useful information to investors regarding the Company’s performance for the same reasons discussed above with respect to non-GAAP income (loss) per share. In addition, management internally uses Adjusted EBITDA to determine elements of executive and employee compensation.

The table below shows Adjusted EBITDA and also reconciles this figure to GAAP net loss attributable to Clean Energy:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2021	2022	2021	2022
Net loss attributable to Clean Energy Fuels Corp.	$(2,376)	$(12,334)	$(93,146)	$(58,733)
Income tax expense	(80)	(3)	119	220
Interest expense	954	1,829	4,430	6,308
Interest income	(254)	(1,601)	(1,082)	(3,374)
Depreciation and amortization	10,976	12,189	45,184	54,674
Amazon warrant charges	3,404	8,802	83,641	24,302
Stock-based compensation	4,772	5,788	14,994	26,473
Loss (income) from SAFE&CEC S.r.l. equity method investment	(620)	96	(598)	650
Loss (gain) from change in fair value of derivative instruments	1,250	(2,123)	3,490	(517)
Adjusted EBITDA	$18,026	$12,643	$57,032	$50,003

Fuel and Service Volume

The following tables present, for the three months and year ended December 31, 2021 and 2022, (1) the amount of total fuel volume the Company sold to customers with particular focus on RNG volume as a subset of total fuel volume and (2) operation and maintenance (“O&M”) services volume dispensed at facilities the Company does not own but where it provides O&M services on a per-gallon or fixed fee basis. Certain gallons are included in both fuel and service volumes when the Company sells fuel (product revenue) to a customer and provides maintenance services (service revenue) to the same customer.

	Three Months Ended		Year Ended
Fuel volume, GGEs(2) sold (in millions),	December 31,		December 31,
correlating to total volume-related product revenue	2021	2022	2021	2022
RNG(1)	44.9	54.4	167.0	198.2
Conventional natural gas(1)	20.6	15.7	78.8	69.6
Total fuel volume	65.5	70.1	245.8	267.8

	Three Months Ended		Year Ended
O&M services volume, GGEs(2) serviced (in millions),	December 31,		December 31,
correlating to volume-related O&M services revenue	2021	2022	2021	2022
O&M services volume	58.8	61.6	229.8	240.4

(1)	All RNG and conventional natural gas sold were sourced from third-party suppliers.
(2)	The Company calculates one gasoline gallon equivalent (“GGE”) to equal 125,000 British Thermal Units (“BTUs”), and, as such, one million BTUs (“MMBTU”) equal eight GGEs.

Sources of Revenue

The following table shows the Company's sources of revenue for the three months and year ended December 31, 2021 and 2022:

	Three Months Ended		Year Ended
	December 31,		December 31,
Revenue (in millions)	2021	2022	2021	2022
Product revenue:
Volume-related (1)
Fuel sales(2)	$58.8	$76.9	$131.0	$281.1
Change in fair value of derivative instruments(3)	(1.3)	2.1	(3.5)	0.5
RIN Credits	9.8	7.7	31.7	34.7
LCFS Credits	3.8	2.5	16.8	12.6
AFTC	5.7	5.5	20.7	21.8
Total volume-related product revenue	76.8	94.7	196.7	350.7
Station construction sales	3.2	6.6	16.4	22.3
Total product revenue	80.0	101.3	213.1	373.0
Service revenue:
Volume-related, O&M services	11.4	12.2	41.9	45.9
Other services	0.5	0.3	0.6	1.3
Total service revenue	11.9	12.5	42.5	47.2
Total revenue	$91.9	$113.8	$255.6	$420.2

(1)	The Company’s volume-related product revenue primarily consists of sales of RNG and conventional natural gas, in the form of CNG and LNG, and sales of RINs and LCFS Credits in addition to changes in fair value of our derivative instruments.

(2)	Includes $8.8 million and $24.3 million of Amazon warrant non-cash stock-based sales incentive contra-revenue charges for the three months and year ended December 31, 2022, respectively. For the three months and year ended December 13, 2021, $3.4 million and $83.6 million, respectively, of Amazon warrant non-cash stock-based sales incentive contra-revenue charges are included.

(3)	The change in fair value of derivative instruments is related to the Company’s commodity swap and customer fueling contracts. The amounts are classified as revenue because the Company’s commodity swap contracts are used to economically offset the risk associated with the diesel-to-natural gas price spread resulting from customer fueling contracts under the Company’s Zero Now truck financing program.

2023 Outlook

GAAP net loss for 2023 is expected to range from approximately $(105) million to $(115) million, assuming no unrealized gains or losses on commodity swap and customer contracts relating to the Company’s Zero Now truck financing program and including Amazon warrant charges estimated to range from $60 million to $70 million. Changes in diesel and natural gas market conditions resulting in unrealized gains or losses on the Company’s commodity swap and customer fueling contracts relating to the Company’s Zero Now truck financing program, and significant variations in the vesting by Amazon of the Amazon warrant could significantly affect the Company’s estimated GAAP net loss for 2023. Adjusted EBITDA for 2023 is estimated to range from approximately $50 million to $60 million. These expectations exclude the impact of any acquisitions, divestitures, new joint ventures, transactions or other extraordinary events including any lingering negative effects associated directly or indirectly with the COVID-19 pandemic, including macroeconomic conditions and global supply chain issues. Additionally, the expectations regarding 2023 Adjusted EBITDA assumes the calculation of this non-GAAP financial measure in the same manner as described above and adding back the estimated Amazon warrant charges described above and without adjustments for any other items that may arise during 2023 that management deems appropriate to exclude. These expectations are forward-looking statements and are qualified by the statement under “Safe Harbor Statement” below.

(in thousands)	2023 Outlook
GAAP Net loss attributable to Clean Energy Fuels Corp.	$(105,000) - (115,000)
Income tax expense (benefit)	600
Interest expense	18,000
Interest income	(5,600)
Depreciation and amortization	53,500
Stock-based compensation	32,500
Loss (income) from SAFE&CEC S.r.l. equity method investment	—
Loss (gain) from change in fair value of derivative instruments	—
Amazon warrant charges	66,000
Adjusted EBITDA	$50,000 - 60,000

Today’s Conference Call

The Company will host an investor conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific). Investors interested in participating in the live call can dial 1.877.407.0784 from the U.S. and international callers can dial 1.201.689.8560. A telephone replay will be available approximately three hours after the call concludes through Tuesday, March 28, 2023, by dialing 1.844.512.2921 from the U.S., or 1.412.317.6671 from international locations, and entering Replay Pin Number 13735987. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.cleanenergyfuels.com, which will be available for replay for 30 days.

About Clean Energy Fuels Corp.

Clean Energy Fuels Corp. is the country’s largest provider of the cleanest fuel for the transportation market. Our mission is to decarbonize transportation through the development and delivery of renewable natural gas (“RNG”), a sustainable fuel derived from organic waste. Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas. We operate a vast network of fueling stations across the U.S. and Canada. Visit www.cleanenergyfuels.com and follow @ce_renewables on Twitter.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about, among other things, our fiscal 2023 outlook, our volume growth, customer expansion, production sources, joint ventures, and the benefits of our fuels.

Forward-looking statements are statements other than historical facts and relate to future events or circumstances or the Company’s future performance, and they are based on the Company’s current assumptions, expectations and beliefs concerning future developments and their potential effect on the Company and its business. As a result, actual results, performance or achievements and the timing of events could differ materially from those anticipated in or implied by these forward-looking statements as a result of many factors including, among others: the direct and indirect impact of the COVID-19 pandemic, including macroeconomic conditions and supply chain issues, and the related impact on our operations, liquidity and financial condition; the willingness of fleets and other consumers to adopt natural gas as a vehicle fuel, and the rate and level of any such adoption; the Company’s ability to capture a substantial share of the market for alternative vehicle fuels and vehicle fuels generally and otherwise compete successfully in these markets; the potential adoption of government policies or programs or increased publicity or popular sentiment in favor of other vehicle fuels; the market’s perception of the benefits of RNG and conventional natural gas relative to other alternative vehicle fuels; natural gas vehicle and engine cost, fuel usage, availability, quality, safety, convenience, design, performance and residual value, as well as operator perception with respect to these factors, in general and in the Company’s key customer markets, including heavy-duty trucking; the Company’s ability to manage and grow its RNG business, including its ability to procure adequate supplies of RNG and generate revenues from sales of such RNG; the Company and its suppliers’ ability to successfully develop and operate projects and produce expected volumes of RNG; the potential commercial viability of livestock waste and dairy farm projects to produce RNG; the Company’s history of net losses and the possibility the Company incurs additional net losses in the future; the Company’s and its partners’ ability to acquire, finance, construct and develop other commercial projects; the Company’s ability to invest in hydrogen stations or modify its fueling stations to reform its RNG to fuel hydrogen and electric vehicles; the Company’s ability to realize the expected benefits from the commercial arrangement with Amazon and related transactions; future supply, demand, use and prices of crude oil, gasoline, diesel, natural gas, and other vehicle fuels, including overall levels of and volatility in these factors; changes in the competitive environment in which we operate, including potentially increasing competition in the market for vehicle fuels generally; the Company’s ability to manage and grow its business of transporting and selling CNG for non-vehicle purposes via virtual natural gas pipelines and interconnects, as well as its station design and construction activities; construction, permitting and other factors that could cause delays or other problems at station construction projects; the Company’s ability to execute and realize the intended benefits of any acquisitions, divestitures, investments or other strategic relationships or transactions; future availability of and our access to additional capital, which may include debt or equity financing, in the amounts and at the times needed to fund growth in the Company’s business and the repayment of its debt obligations (whether at or before their due dates) or other expenditures, as well as the terms and other effects of any such capital raising transaction; the Company’s ability to generate sufficient cash flows to repay its debt obligations as they come due; the availability of environmental, tax and other government legislation, regulations, programs and incentives that promote natural gas, such as AFTC, or other alternatives as a vehicle fuel, including long-standing support for gasoline- and diesel-powered vehicles and growing support for electric and hydrogen-powered vehicles that could result in programs or incentives that favor these or other vehicles or vehicle fuels over natural gas; the Company’s ability to comply with various registration and regulatory requirements related to its RNG projects; the effect of, or potential for changes to greenhouse gas emissions requirements or other environmental regulations applicable to vehicles powered by gasoline, diesel, natural gas or other vehicle fuels and crude oil and natural gas fueling, drilling, production, transportation or use; the Company’s ability to manage the safety and environmental risks inherent in its operations; the Company’s compliance with all applicable government regulations; the impact of the foregoing on the trading price of the Company’s common stock; and general political, regulatory, economic and market conditions.

The forward-looking statements made in this press release speak only as of the date of this press release and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. The Company’s periodic reports filed with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K for the year ended December 31, 2022 that the Company expects to file with the Securities and Exchange Commission on or about February 28, 2023, contain additional information about these and other risk factors that may cause actual results to differ materially from the forward-looking statements contained in this press release, and such risk factors may be amended, supplemented or superseded from time to time by other reports the Company files with the Securities and Exchange Commission.

Investor Contact:

investors@cleanenergyfuels.com

News Media Contact:

Raleigh Gerber

Director of Corporate Communications

949.437.1397

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2021	2022
Assets
Current assets:
Cash, cash equivalents and current portion of restricted cash	$99,448	$125,950
Short-term investments	129,722	139,569
Accounts receivable, net of allowance of $1,205 and $1,375 as of December 31, 2021 and December 31, 2022, respectively	87,433	91,430
Other receivables	24,447	17,026
Inventory	31,302	37,144
Prepaid expenses and other current assets	37,584	60,601
Total current assets	409,936	471,720
Operating lease right-of-use assets	42,537	52,586
Land, property and equipment, net	261,761	264,068
Long-term portion of restricted cash	7,008	—
Notes receivable and other long-term assets, net	56,189	30,467
Investments in other entities	109,811	193,273
Goodwill	64,328	64,328
Intangible assets, net	5,500	5,915
Total assets	$957,070	$1,082,357
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$12,845	$93
Current portion of finance lease obligations	846	948
Current portion of operating lease obligations	3,551	4,206
Accounts payable	24,352	44,435
Accrued liabilities	75,159	90,079
Deferred revenue	7,251	5,970
Derivative liabilities, related party	1,900	2,415
Total current liabilities	125,904	148,146
Long-term portion of debt	23,215	145,471
Long-term portion of finance lease obligations	2,427	2,134
Long-term portion of operating lease obligations	39,431	48,911
Long-term portion of derivative liabilities, related party	2,483	1,430
Other long-term liabilities	8,199	8,794
Total liabilities	201,659	354,886
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value. 454,000,000 shares authorized; 222,684,923 shares and 222,437,429 shares issued and outstanding as of December 31, 2021 and December 31, 2022, respectively	22	22
Additional paid-in capital	1,519,918	1,553,668
Accumulated deficit	(771,242)	(829,975)
Accumulated other comprehensive loss	(1,622)	(3,722)
Total Clean Energy Fuels Corp. stockholders’ equity	747,076	719,993
Noncontrolling interest in subsidiary	8,335	7,478
Total stockholders’ equity	755,411	727,471
Total liabilities and stockholders’ equity	$957,070	$1,082,357

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data; Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2022	2021	2022
Revenue:
Product revenue	$80,052	$101,275	$213,133	$372,995
Service revenue	11,876	12,481	42,513	47,169
Total revenue	91,928	113,756	255,646	420,164
Operating expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below):
Product cost of sales	55,244	76,490	189,600	279,748
Service cost of sales	7,247	7,679	26,004	27,993
Selling, general and administrative	24,556	28,547	89,906	109,456
Depreciation and amortization	10,976	12,189	45,184	54,674
Total operating expenses	98,023	124,905	350,694	471,871
Operating loss	(6,095)	(11,149)	(95,048)	(51,707)
Interest expense	(954)	(1,829)	(4,430)	(6,308)
Interest income	254	1,601	1,082	3,374
Other income (loss), net	(1)	36	905	95
Income (loss) from equity method investments	230	(1,226)	(430)	(4,824)
Gain from sale of certain assets of subsidiary	3,885	—	3,885	—
Loss before income taxes	(2,681)	(12,567)	(94,036)	(59,370)
Income tax (expense) benefit	80	3	(119)	(220)
Net loss	(2,601)	(12,564)	(94,155)	(59,590)
Loss attributable to noncontrolling interest	225	230	1,009	857
Net loss attributable to Clean Energy Fuels Corp.	$(2,376)	$(12,334)	$(93,146)	$(58,733)
Net loss attributable to Clean Energy Fuels Corp. per share:
Basic	$(0.01)	$(0.06)	$(0.44)	$(0.26)
Diluted	$(0.01)	$(0.06)	$(0.44)	$(0.26)
Weighted-average common shares outstanding:
Basic	223,050,879	222,429,591	213,118,694	222,414,790
Diluted	223,050,879	222,429,591	213,118,694	222,414,790